FORM OF PROMISSORY NOTE

The undersigned company - Next One Interactive, Inc. (the “Borrower”), for value received, hereby promises to pay to ___________________ (the “Lender”) the principal sum of $___________ on or before _________________, 2011.

Note: All Loans will be in Twenty Five Thousand United States Dollars increments (US$25,000) and total loans accepted by the Company will be to a maximum of US$_________________.

Loan will be advanced to the Company directly on _____________, 2011 by wire transfer to the following account:

Name of Bank:	Bank of America
Name of Account:	Next 1 Interactive Inc.
ABA Number:
Account Number:

Term – Term of the loan with be set for 21 days from with the loan due and payable on or before ___________, 2011.

Interest and Fees – Interest and Fees on the loan will be set as a one-time payment of 50,000 (Fifty thousand) common shares of Next One Interactive for each Twenty Five Thousand United States Dollars ($25,000) loaned.

Bonus Conversion – The lender will have the right at any time during the term of the loan to elect to convert the loan into Next One Interactive common shares at the lower of:

a)	20 cents per share; or

b)	At the same pricing terms on which the company is being funded with its institutional closing scheduled for completion by _________________, 2011.

Converted Shares – In the event the Lender elects to converts their loan to shares, then these shares will carry “piggy back registration rights”.

Payout from Receivables – if the Company does not make the repayment on or before __________________, 2011, it will grant a specific charge against receivables as described in Security below.

Security – the Company will agree to grant security to _____________against his bridge loan so the loan can be repaid by one of the two following means:

i)	The Company will agree to direct $25,000 from the $2,000,000 stock closing scheduled on or before ______________, 2011.

ii)	The Company agrees with the signing of this note that it has granted a security interest in its receivables from its R&R Television network totaling $_____________________.

The Borrower may prepay this Promissory Note, in whole or in part, at any time prior to the payment date referred to above.

Lender is not aware of any legislation governing lending rates or practices in the State of Florida and has advised Borrower of such.  Borrower has acknowledged this fact and waves any rights that it might have with regards to the Interest, Bonus and Penalty.

Borrower agrees that in any action or proceeding brought on, under or by virtue of this Promissory Note, Borrower shall and does hereby waive trial by jury.  This Promissory Note shall be governed by and construed in accordance with the laws of the state of Florida and Borrower hereby irrevocably covenants and agrees to submit to the jurisdiction of the state and federal courts in the State of Florida for purposes of any such action or proceedings and agrees that the venue of any such action or proceeding may be laid in Broward County, Florida, and waives any claim that the same is an inconvenient forum.

Delivery of an executed counterpart hereof via telecopy shall be as effective as delivery of a manually executed counterpart hereof.

In witness whereof, the undersigned has executed the Promissory Note as of the date set forth above.

BORROWER:	Next One Interactive Inc.
Suite 200
2690 Weston Road
Weston, FL 33331

By:

Name:

Title:

Date: